UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): May 1, 2019

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Charles Ewing Boulevard, Ewing, N.J. 08628

(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 806-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1 par value	CHD	New York Stock Exchange

ITEM 1.01.	Entry into a Material Definitive Agreement.

Amended Credit Agreement

On March 29, 2018, Church & Dwight Co., Inc. (the “Company”) executed a Credit Agreement (the “Credit Agreement”) among the Company, the initial lenders named therein, Bank of America, N.A., as lead administrative agent, Wells Fargo Bank, National Association, as co-administrative agent, and the other parties thereto. The Credit Agreement provides for a $1.0 billion unsecured revolving credit facility. On May 1, 2019, the Company amended the Credit Agreement to, among other things, (i) extend the term of the Credit Agreement from March 29, 2023 to March 29, 2024 and (ii) increase the amount of permitted dispositions of accounts receivable from $150 million to $250 million (the “Credit Agreement Amendment”). Under the Credit Agreement, the Company continues to have the ability to increase its borrowing up to an additional $600 million, subject to lender commitments and certain conditions as described in the Credit Agreement. Borrowings under the Credit Agreement are available for general corporate purposes and are used to support the Company’s $1.0 billion commercial paper program.

Certain parties to the Credit Agreement Amendment, and affiliates of those parties, provide banking, investment banking and other financial services to the Company from time to time. The foregoing summary of the Credit Agreement Amendment is qualified in all respects by reference to the Credit Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this report.

Term Loan

On May 1, 2019, the Company, entered into a new $300 million unsecured term loan facility (the “Term Credit Agreement”) with the lenders thereto, Bank of America, N.A., as administrative agent, and the other parties thereto, the proceeds of which were used to partially fund the Company’s previously announced acquisition of the FLAWLESS™ and FINISHING TOUCH™ hair removal business (the “Flawless Acquisition”) from Ideavillage Products Corporation. Unless prepaid, the loan is due on May 1, 2022.

Interest on the Company’s borrowings under the Term Credit Agreement will accrue at a per annum rate equal to the sum of (x) either (at the Company’s option) (i) the adjusted LIBOR rate (generally, the LIBOR rate for an interest period selected by the Company) or (ii) the Base Rate (generally equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate” and (c) the adjusted LIBOR rate for an interest period of one-month plus 1.00%) plus (y) the applicable margin. The applicable margin is determined based upon the public corporate credit rating of the Company and ranges from 0.600% to 1.125% per annum, in the case of any borrowing bearing interest by reference to the adjusted LIBOR rate, and 0% to 0.125%, in the case of any borrowing bearing interest by reference to the Base Rate. The Term Credit Agreement contains customary affirmative and negative covenants, including restrictions on the following: liens, investments, subsidiary indebtedness, fundamental changes, asset dispositions, changes in the nature of the business, affiliate transactions, burdensome agreements and use of proceeds.

Under the Term Credit Agreement, the Company is required maintain its leverage ratio, defined as the ratio of its Consolidated Funded Indebtedness to Consolidated EBITDA (each as defined in the Term Credit Agreement), at a level no greater than 3.75 to 1.00 (or no greater than 4.25 to 1.00, for the twelve (12) month period after the Company has consummated a material acquisition (as defined in the Term Credit Agreement)).

The Term Credit Agreement also contains customary events of default, including failure to make certain payments under the Term Credit Agreement when due, breach of covenants, materially incorrect representations and warranties, default on other material indebtedness, events of bankruptcy, material adverse judgments, certain events relating to pension plans, the failure of any of the loan documents to remain in full force and effect and the occurrence of any change in control with respect to the Company.

Certain parties to the Term Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to the Company from time to time. The foregoing summary of the Term Credit Agreement is qualified in all respects by reference to the Term Credit Agreement, which is filed as Exhibit 10.2 to this report.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	First Amendment to the Credit Agreement, dated as of May 1, 2019, among Church & Dwight Co., Inc., the initial lenders named therein, Bank of America, N.A., as lead administrative agent, swing line lender, and L/C issuer, Wells Fargo Bank, National Association, as co-administrative agent, syndication agent and swing line lender, SunTrust Bank, as syndication agent and swing line lender, Bank of Montreal, Deutsche Bank Securities Inc., HSBC Bank USA, National Association, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, LTD., as documentation agents, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners.

10.2	Credit Agreement, dated as of May 1, 2019, among Church & Dwight Co., Inc., the lenders party thereto from time to time, Bank of America, N.A., as administrative agent and a lender, Wells Fargo Bank, National Association and SunTrust Bank, as syndication agents and Bank of Montreal, as documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: May 7, 2019	By:	/s/ Patrick de Maynadier
	Name:	Patrick de Maynadier
	Title:	Executive Vice President, General Counsel and Secretary